The Timken Company
Media Contact: Denise Bowler
Manager — Global Corporate &
Financial Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3485
Facsimile: (330) 471-7032
denise.bowler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Raises Second Quarter, Full Year
2006 Earnings Estimates
Company to announce quarterly results July 26
     CANTON, Ohio — July 17, 2006 — The Timken Company (NYSE: TKR) today announced estimated 2006 second quarter earnings per diluted share of approximately $0.79, up from $0.73 per diluted share for the same period a year ago. Excluding the impact of special items, the company estimates 2006 second quarter earnings per diluted share of $0.89, up from the previous estimate of $0.75 to $0.80 per diluted share and above last year’s second quarter earnings of $0.77 per diluted share. The difference between reported and adjusted earnings is due primarily to restructuring and rationalization charges and the impact from asset dispositions.
     We are pleased to deliver another strong quarter for our shareholders,” said James W. Griffith, Timken president and chief executive officer. “Our better-than-expected results reflect the continued strength of our industrial markets as well as improved execution. Steel Group performance, in particular, was very good in the second quarter, due to both market demand and productivity gains. Second quarter results also benefited from lower pension and retiree medical expenses.”
     The company continues to expect improved performance in the second half of 2006, compared to a year ago. As a result of its second quarter 2006 performance and a better outlook for the remainder of the year, the company is increasing its earnings estimate for the full year to $3.00 to $3.15 per diluted share, excluding special items. The company’s prior earnings estimate for 2006 was $2.80 to $2.95 per diluted share, excluding special items.
     Timken will announce 2006 second quarter results on July 26, 2006, prior to the opening of the New York Stock Exchange. The company will host a conference call that day for investors and securities analysts to discuss the financial results.

Conference Call:	Wednesday, July 26, 2006 11 a.m. Eastern Daylight Time

All Callers:	Live Dial-In: 800-344-0593 or 706-634-0975 (Call in 10 minutes prior to be included)

Replay Dial-In through August 2, 2006:
800-642-1687 or 706-645-9291 Conference ID: #5677422

Live Webcast:	www.timken.com/investors
About The Timken Company
     The Timken Company, (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere. With operations in 27 countries, sales of $5.2 billion in 2005 and 27,000 employees, Timken is Where You Turn™ for better performance.
Certain statements in this news release (including statements regarding the Company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the completion of the Company’s financial statements for the second quarter of 2006, which have not been finalized and are subject to change; fluctuations in raw material and energy costs and the operation of the Company’s surcharge mechanisms; the Company’s ability to respond to the changes in its end markets; changes in the financial health of the Company’s customers; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the Company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including the implementation of its Automotive Group restructuring, the rationalization of the Company’s Canton bearing operations, manufacturing transformation and rationalization activities. These and additional factors are described in greater detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, page 65, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The Company undertakes no obligation to update or revise any forward-looking statement.

Reconciliation of GAAP estimated earnings per share — diluted (Unaudited)
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP earnings per share to adjusted earnings per share in light of pre-tax special items.

	Second Quarter	Second Quarter

	2006	2005

(Dollars per fully diluted share)

Earnings per share, assuming dilution	$0.79	$0.73
Pre-tax special items	$0.22	$0.07
Tax effect of special items	($0.12)	($0.03)

Adjusted earnings per share, assuming dilution	$0.89	$0.77

Reconciliation of 2006 Earnings Estimate
Estimated expected earnings per diluted share for the full year exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/reorganization expenses, gain or loss on the sale of non-strategic assets, and payments under the Continued Dumping and Subsidy Offset Act (CDSOA.) It is not possible at this time to identify the potential amount or significance of these special items. We cannot predict whether we will receive any additional payments under the CDSOA in 2006 and if so, in what amount. If we do receive any additional CDSOA payments, they will most likely be received in the fourth quarter.